Exhibit 4.1

QUADRAMED CORPORATION

AMENDED AND RESTATED

2004 STOCK COMPENSATION PLAN

1. Purpose

The purpose of this 2004 Stock Compensation Plan is to secure for QuadraMed Corporation and its stockholders, the benefits of the incentive inherent in common stock ownership by the employees, consultants, directors and advisors of and to QuadraMed Corporation and its Subsidiaries and Affiliates in order to ensure the future growth and continued financial success of the QuadraMed Corporation, and its Subsidiaries and Affiliates. The Company intends that the Plan not be a “nonqualified deferred compensation plan” for purposes of Section 409A of the Code (including any amendments or replacements of such section, and all applicable guidance promulgated thereunder), and the Plan shall be so construed.

2. Definitions

The following terms wherever used herein shall have the meanings set forth below.

(a) The term “Affiliate” shall mean any entity in which the Company or a Subsidiary has an ownership interest of at least 50%.

(b) The term “Award” means award of an Option, Stock Appreciation Right (“SAR”), Restricted Stock or Restricted Stock Unit under the Plan.

(c) The term “Award Agreement” shall mean an agreement entered into between the Company and a Participant setting forth the terms and conditions of an Award granted to a Participant.

(d) The term “Board” shall mean the Board of Directors of QuadraMed Corporation.

(e) The term “Cause” shall mean (a) the Participant’s conviction of, or entering a guilty plea with respect to, any crime (whether or not involving the Company); (b) conduct of the Participant related to the Participant’s employment for which either criminal or civil penalties against the Participant or the Company may be sought; (c) material violation of the Company’s policies, including, but not limited to those set forth in Company manuals or statements of policy; (d) serious neglect or misconduct in the performance of the Participant’s duties for the Company or willful or repeated failure or refusal to perform such duties; or (e) the commission of any act of fraud, embezzlement or dishonesty by the Participant or any other intentional misconduct by such person that adversely affects the business or affairs of the Company, its Affiliates or Subsidiaries.

(f) The term “Change in Control” shall mean:

(i) a merger or acquisition in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the Company’s state of incorporation;

(ii) a sale, transfer or other disposition of all or substantially all of the assets of the Company;

(iii) a transfer of all or substantially all of the Company’s assets pursuant to a partnership or joint venture agreement or similar arrangement where the Company’s resulting interest is less than fifty percent (50%);

(iv) any reverse merger in which the Company is the surviving entity but in which fifty percent (50%) or more of the Company’s outstanding voting stock is transferred to holders different from those who held the stock immediately prior to such merger;

(v) on or after the date hereof, a change in ownership of the Company through an action or series of transactions, such that any person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the securities of the combined voting power of the Company’s outstanding securities; or

(vi) a majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of such appointment or election.

(g) The term “Code” shall mean the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

(h) The term “Committee” shall mean the Compensation Committee of the Board.

(i) The term “Common Stock” shall mean the shares of common stock of QuadraMed Corporation.

(j) The term “Company” shall mean QuadraMed Corporation and/or any of its Subsidiaries and Affiliates as the context requires.

(k) The term “Effective Date” shall mean the date this Plan is approved by the Board.

(l) The term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(m) For purposes of determining the “Fair Market Value” of a share of Common Stock on any relevant date, the following rules shall apply:

(i) If the Common Stock is at the time traded on the Nasdaq National Market, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question, as the price is reported by the National Association of Securities Dealers on the Nasdaq National Market or any successor system. If there is no closing selling price for the Common Stock on such date, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(ii) If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question on the Stock Exchange determined by the Board to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Common Stock on such date, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(iii) If the Common Stock is not at the time traded on any Stock Exchange and is not reported on the Nasdaq National Market or any successor system, then the Fair Market Value shall be the average between the highest bid and lowest asked prices for the Common Stock on the date in question by an established quotation service for over-the-counter securities.

(iv) If the Common Stock is not at the time traded on any Stock Exchange, is not reported on the Nasdaq National Market or a successor system, and is not otherwise publicly traded, then the Fair Market Value shall be established by the Committee acting in good faith and taking into consideration all factors which it deems appropriate, including, without limitation, recent sale or offer prices for the Common Stock in private arms-length transactions, but without regard to any restriction other than a restriction which, by its terms, will never lapse (as defined in Treasury Regulations section 1.83.3(h)), and subject to the applicable requirements, if any, of Section 409A of the Code.

(n) The term “Immediate Family Member” shall mean a Participant’s spouse, parents, children, stepchildren, grandchildren and legal dependents.

(o) The term “Incentive Stock Option” shall mean any Option granted pursuant to the Plan that is designated as an Incentive Stock Option and which satisfies the requirements of Section 422 of the Code.

(p) The term “Insider” shall mean any person who is subject to the reporting obligations of Section 16(a) of the Exchange Act.

(q) The term “Nonqualified Stock Option” shall mean any Option granted pursuant to the Plan that is not an Incentive Stock Option.

(r) The term “Option” or “Stock Option” shall mean a right granted pursuant to the Plan to purchase shares of Common Stock at an exercise price established by the Committee pursuant to the Plan.

(s) The term “Optionholder” shall mean a person to whom an Option is granted pursuant to the Plan, or, if applicable, such other person who holds an outstanding Option.

(t) The term “Participant” means a person to whom an Award is granted pursuant to the Plan.

(u) The term “Permanent Disability” or “Permanently Disabled” shall mean the inability of the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more. However, solely for purposes of the Non-Employee Director Option Grant Program, Permanent Disability or Permanently Disabled shall mean the inability of the non-employee Board member to perform his or her usual duties as a Board member by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more.

(v) The term “Plan” shall mean the QuadraMed Corporation 2004 Stock Compensation Plan, as the same may be amended from time to time.

(w) The “Prior Plan” shall mean the QuadraMed Corporation 1996 Stock Incentive Plan and the QuadraMed Corporation 1999 Supplemental Stock Option Plan, as applicable.

(x) The term “Restricted Stock” means shares of Common Stock awarded under the Plan that are subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals relating to completion of service or achievement of performance or other objectives, as determined by the Committee pursuant to Paragraph 10 of the Plan.

(y) The term “Restricted Stock Unit” shall mean an Award payable in cash or Common Stock and represented by a bookkeeping credit where the amount represented by the bookkeeping credit of each Restricted Stock Unit equals the Fair Market Value of a share of Common Stock on the date of grant and which amount shall be subsequently increased or decreased to reflect the Fair Market Value of a share of Common Stock on any date from the date of grant up to the date the Restricted Stock Unit is paid to the Participant in cash or Common Stock. Restricted Stock Units are not outstanding shares of Common Stock and do not entitle a Participant to voting or other rights with respect to Common Stock; provided, however, that an Award of Restricted Stock Units may provide for the crediting of additional Restricted Stock Units based on the value of dividends paid on Common Stock while the Award is outstanding.

(z) The term “Stock Appreciation Right” or “SAR” shall mean a right to receive, either in cash or Common Stock, as determined by the Committee, the excess of the Fair Market Value of a share of Common Stock on the exercise date over the exercise price of the SAR, which right is granted pursuant to Paragraph 9 hereof and subject to the terms and conditions contained herein.

(aa) The term “Stock Exchange” shall mean the American Stock Exchange, the New York Stock Exchange, the Boston Stock Exchange or any other “national securities exchange” within the meaning of the Exchange Act.

(bb) The term “Subsidiary” shall mean any corporation which at the time qualified as a subsidiary of the Company under the definition of “subsidiary corporation” in Section 424 of the Code.

3. Effective Date of the Plan

This Plan shall become effective upon stockholder approval, provided that such approval is received before the expiration of one year from the date this Plan is approved by the Board, and provided further that the Board may make Awards pursuant to the Plan prior to such stockholder approval if such Awards by their terms are contingent upon subsequent stockholder approval of this Plan.

4. Administration

(a) The Plan shall be administered by the Committee.

(b) The Committee may establish, from time to time and at any time, subject to the limitations of the Plan as set forth herein, such rules and regulations and amendments and supplements thereto, as it deems necessary to comply with applicable law and regulation and for the proper administration of the Plan. A majority of the members of the Committee shall constitute a quorum. The vote of a majority of a quorum shall constitute action by the Committee.

(c) Notwithstanding the provisions of this Paragraph 4, the Chief Executive Officer of the Company, shall have authority to grant to any person, other than an Insider, an annual Award or Awards up to an aggregate of 50,000 shares of Common Stock per Participant; and any such Award or Awards shall, for purposes of this Plan, be considered as the action of the Committee.

(d) Awards shall be granted by the Company and shall become effective only after prior approval of the Committee, and upon the execution of an Award Agreement between the Company and the recipient of the Award.

(e) An employee that is granted an Award is required, no later than the date as of which the value of the grant first becomes includible in the employee’s gross income for U.S. federal income tax purposes, to pay to the Company, or to make arrangements satisfactory to the Company regarding payment of all applicable taxes required by law to be withheld by the Company with respect to the Award grant. The obligations of the Company under the Plan are conditional on the employee’s making of such payments or arrangements, and the Committee may condition the delivery of any shares or other benefits under the Plan on satisfaction of the applicable withholding obligations. The Committee, in its discretion, and subject to such requirements as the Committee may impose prior to the occurrence of such withholding, may permit such withholding obligation to be satisfied through cash payments, through the surrender of shares of Common Stock which the participant already owns, or through the surrender of shares of Common Stock to which the Participant is otherwise entitled under the Plan.

(f) The Committee’s interpretation and construction of the provisions of the Plan and the rules and regulations adopted by the Committee shall be final and binding on all persons, unless otherwise determined by the Board. No member of the Committee or the Board shall be liable for any action taken or determination made, in respect of the Plan, in good faith.

(g) The Committee may impose such other terms and conditions, as it deems advisable, including, without limitation, restrictions and requirements relating to (i) the registration, listing or qualification of the Common Stock, (ii) the grant or exercise of purchase rights under the Plan, or (iii) the shares of Common Stock acquired under the Plan.

(h) Notwithstanding any other provisions of the Plan, the Company shall have no obligation to deliver any shares of Common Stock under the Plan or make any other distribution of any benefit under the Plan unless such delivery or distribution would comply with all applicable laws and the applicable requirements of the Exchange Act or any securities exchange or similar entity.

5. Participation in the Plan

(a) Participation in the Plan shall be limited to the employees of the Company (including prospective employees conditioned on their becoming employees) and any advisor, consultant, director or other person providing services to the Company who shall be designated by the Committee.

(b) No member of the Committee shall participate in deliberations concerning the granting of, and the terms and conditions of, his or her own Award.

6. Stock Subject to the Plan

(a) The amount of Common Stock which may be made subject to Awards under this Plan shall be 4,536,369 shares, which is the amount of shares of Common Stock available for, and not made subject to,

grants of options or other awards under the Prior Plans as of March 29, 2004, subject to adjustment based upon grants under the Prior Plans between March 29, 2004 and the Effective Date of the Plan. To determine the number of shares of Common Stock available at any time for the granting of Awards, there shall be deducted from the total number of reserved shares of Common Stock, the number of shares of Common Stock in respect of which Awards have been granted pursuant to the Plan that are still outstanding or have been exercised. The shares of Common Stock to be issued upon the exercise of Awards granted pursuant to the Plan shall be made available from the authorized and unissued shares of Common Stock or shares subsequently acquired by the Company as treasury shares. If for any reason shares of Common Stock as to which an Award has been made are forfeited or otherwise cease to be subject to purchase thereunder, then such shares of Common Stock again shall be available for issuance pursuant to the exercise of Awards pursuant to the Plan.

(b) Subject to Paragraph 6(c), the maximum number of shares that may be covered by Awards granted to any one individual pursuant to Paragraph 7 (relating to Options) or Paragraph 9 (relating to SARs) shall be one million five hundred thousand (1,500,000) shares during any one calendar year period; and the maximum number of shares that may be issued to any one individual in conjunction with the Awards granted pursuant to Paragraph 10 (relating to Restricted Stock Awards) shall be seven hundred fifty thousand (750,000) shares during any one calendar year period.

(c) In the event of a recapitalization, stock split, reverse stock split, stock dividend, combination of shares of Common Stock, share exchange or any similar corporate transaction or event in respect of the Common Stock, the Plan will be appropriately adjusted in the number and class of shares reserved for the granting of Awards. Awards granted pursuant to the Plan but not then exercised will be proportionately adjusted to reflect such event; provided that the aggregate exercise price of the adjusted Award will not be less than the aggregate exercise price of the Award prior to such event. The Board shall make such adjustments, and its determination shall be final, binding and conclusive.

7. Terms and Conditions of Options

(a) Each Option granted pursuant to the Plan shall be evidenced by an Award Agreement in such form as the Committee may approve, which agreement shall be subject to the terms and conditions of this Plan, and shall contain such terms and conditions, as the Committee shall prescribe.

(b) The exercise price per share of Common Stock purchasable under an Option shall be determined by the Committee at the time the Option is granted but will never be less than the Fair Market Value of a share of Common Stock as of the date of the grant of such Options. The number of shares of Common Stock subject to the Option will be fixed in the Award Agreement.

(c) Each Option, subject to the other limitations set forth in the Plan, may extend for a period of up to ten (10) years from the date on which it is granted. The term of each Option shall be determined by the Committee at the time of grant of the Option, provided that if no term is established by the Committee the term of the Option shall be ten (10) years from the date on which it is granted.

(d) The Optionholder’s right to exercise the Option shall vest as follows: (i) 25% of the Option shares shall vest upon the Participant’s completion of one year of continuous service with the Company; and (ii) the balance of the Option shares shall vest in a series of thirty-six (36) equal successive monthly installments upon the Participant’s completion of each additional month of continuous employment. The Committee may, however, provide in the Award Agreement that the right to exercise each Option for the number of shares subject to each Option shall vest in the Optionholder over any other shorter or longer period, or in periodic installments that may, but need not, be equal; and the Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Committee may deem appropriate. However, in the event of a Change in Control, any Option that is not then fully exercisable, shall become fully exercisable immediately prior to that Change in Control.

(e) Options shall be nontransferable and nonassignable, except that Options may be transferred by testamentary instrument or by the laws of descent and distribution, and shall be exercisable by the Participant during his lifetime only by him. Notwithstanding the foregoing, the Committee may set forth in the Award Agreement at the time of grant or thereafter, that the Option (other than an Incentive Stock Option) may be transferred to Immediate Family Members, to trusts solely for the benefit of such Immediate Family Members, and to partnerships in which such Immediate Family Members and/or trusts are the only partners. Any transfer of Options made under this provision shall not be effective until notice of such transfer is delivered to the Company. In the event an Option is transferred in accordance with the foregoing, the Option shall be exercisable solely by the transferee and shall remain subject to the provisions of the Plan. The Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

(f) Upon voluntary or involuntary termination of a Participant’s active service with the Company for any reason (including illness or disability), his or her Option and all rights thereunder shall terminate effective ninety (90) days, or two (2) years, in the case of an Insider, after the date the Optionholder ceases active, regular service with the Company, except (i) to the extent previously exercised and (ii) as provided in subparagraphs (g), (h) and (i) of this Paragraph 7; provided that in no event may any Option be exercised after the expiration of the term of the Option.

(g) In the event a Participant (i) takes a leave of absence from the Company for personal reasons or as a result of entry into the armed forces of the United States, or any of the departments or agencies of the United States government or (ii) terminates his or her employment or ceases providing services to the Company, by reason of illness, Permanent Disability, voluntary termination with the consent of the Committee, or other special circumstances, the Committee may consider his or her case and may take such action in respect of the related Award Agreement as it may deem appropriate under the circumstances, including accelerating the time previously granted Options may be exercised; provided that in no event may any Option be exercised after the expiration of the term of the Option; provided further that the Committee shall not have the discretion to take any action that would cause the Award or Award Agreement to be subject to an addition to tax pursuant to Section 409A of the Code (including applicable guidance promulgated thereunder).

(h) If a Participant dies during the term of his or her Option without having fully exercised the Option, the Optionholder or the person who inherits the right to exercise the Option by bequest or inheritance, shall have the right at any time following the Participant’s death and for a period of one (1) year following the date of the Participant’s death, or two (2) years in the case of Insider, to purchase the number of shares of Common Stock that the Optionholder was entitled to purchase at the date of death of the Participant, after which the Option shall lapse, provided that in no event may any Option be exercised after the expiration of the term of the Option. In the event of the death of the transferee of an Option transferred in accordance with Paragraph 7(e), above, the Option shall be exercisable by the executors, administrators, legatees or distributees of the transferee’s estate, as the case may be, to the extent such Option was exercisable at the date of death of such transferee, for a period of one (1) year following the date of the transferee’s death, or two (2) years in the case of Insider, provided that in no event may the Option be exercised after the expiration of the term of the Option.

(i) If a Participant ceases to actively provide services to the Company due to his or her retirement with the consent of the Company and without his or her Option having been fully exercised, then the Optionholder shall have the right within ninety (90) days of the Participant’s termination of employment, or two (2) years in the case of an Insider, to purchase the number of shares of Common Stock that the Optionholder was entitled to purchase at the date of the Participant’s termination, after which the Option shall lapse, provided that in no event may any Option be exercised after the expiration of the term of the Option. The Committee may cancel an Option during the post-termination exercise period referred to in this paragraph, if the Participant engages in “Detrimental Activity” as defined in subparagraph 12(a) or otherwise engages in employment or activities contrary, in the opinion of the Committee, to the best interests of the Company. The Committee shall determine in each case whether a termination of employment shall be considered a retirement with the consent of the Company, and, subject to applicable law, whether a leave of absence shall constitute a termination of active service for the Company. Any such determination of the Committee shall be final and binding on all persons, unless overruled by the Board.

(j) Notwithstanding the foregoing, in the event of the termination of a Participant’s employment for Cause, all outstanding Options granted to such Participant shall terminate and expire as of the commencement of business on the effective date of such termination.

(k) In addition to the general terms and conditions set forth in the Paragraph 7 in respect of Options granted pursuant to the Plan, Incentive Stock Options granted pursuant to the Plan shall be subject to the following additional terms and conditions:

(i) “Incentive Stock Options” shall be granted only to individuals who, at the date of grant of the Option, are employees of the Company or a Subsidiary;

(ii) No employee who owns beneficially (or is treated as owning pursuant to the stock attribution rules of Section 424 of the Code and the regulations promulgated thereunder) more than 10% of the total combined voting power of all classes of stock of the Company shall be eligible to be granted an “Incentive Stock Option”, unless the exercise price per share is at least 110% of the Fair Market Value of the Common Stock subject to the Option on the date of grant of the Option and the Option, by its terms, is not exercisable after the expiration of five years from the date the Option is granted;

(iii) To the extent that the aggregate Fair Market Value (determined at the time the Option is granted) of the shares of Common Stock with respect to which Options are exercisable for the first time by the Participant during any calendar year (and taking into account all “incentive stock option” plans of the Company) exceeds $100,000, such Options will be bifurcated into Incentive Stock Options for the first $100,000 of Common Stock and into Nonqualified Stock Options for the excess Common Stock over the $100,000 limitation; and

(iv) Any other terms and conditions specified by the Board that are not inconsistent with the Plan, except that such terms and conditions must be consistent with the requirements for “incentive stock options” under Section 422 of the Code.

8. Methods of Exercise of Options

(a) An Optionholder (or other person or persons, if any, entitled to exercise an Option hereunder) desiring to exercise an Option granted pursuant to the Plan as to all or part of the shares of Common Stock covered by the Option shall (i) notify the Company in writing to that effect at its principal executive offices prior to 4:30 p.m. Washington, D.C. time on the day of exercise (which must be a business day at the executive offices of the Company), specifying the number of shares of Common Stock to be purchased and the method of payment therefor, and (ii) make payment for the shares of Common Stock so purchased in accordance with this Paragraph 8. Such written notice may be given by means of a facsimile or other electronic transmission. If a facsimile or other electronic transmission is used, the Optionholder should mail the original executed copy of the written notice to the Company promptly thereafter.

(b) Payment shall be made by delivery to the Company at the address set forth in subparagraph 8(a) by the Optionholder of either (i) United States currency in an amount equal to the aggregate purchase price of the shares of Common Stock as to which such exercise relates or (ii) at the discretion of the Committee, and to the extent permitted by applicable statutes and regulations, shares of other Common Stock then held by the Optionholder that are owned free and clear of any liens, claims, encumbrances or security interests and that are valued at Fair Market Value on the date of exercise. Subject to any restrictions on Insiders pursuant to Section 13(k) of the Exchange Act (and rules and regulations promulgated thereunder), the Committee may permit the exercise of the Award and payment of any applicable withholding tax in respect of an Award by delivery of notice, subject to the Company’s receipt from a third party of payment (or commitment to make payment) in full in cash for the exercise price and the applicable withholding taxes prior to issuance of Common Stock, in the manner and subject to the procedures as may be established by the Committee.

(c) Holders of Nonqualified Stock Options shall be entitled, at or prior to the time the written notice provided for in subparagraph 8(a) is delivered to the Company, to elect to deliver previously owned shares of Common Stock upon exercise of the Option to satisfy any withholding taxes attributable to the exercise of the Option. If the Committee does not include any provisions relating to this withholding feature in its resolutions granting the Option or in the Award Agreement, however, the maximum amount that an Optionholder may elect to have withheld from the shares of Common Stock otherwise deliverable upon exercise or the maximum number of previously owned shares an Optionholder may deliver shall be equal to the minimum federal and state withholding. Notwithstanding the foregoing provisions, the Committee may include in the Award Agreement relating to any such Option provisions limiting or eliminating the Optionholder’s ability to pay his withholding tax obligation with shares of Common Stock or, if no such provisions are included in the Award Agreement but in the opinion of the Committee such withholding would have an adverse tax, accounting or other effect on the Company, at or prior to exercise of the Option, the Committee may so limit or eliminate the Optionholder’s ability to pay his or her withholding tax obligation with shares of Common Stock. Notwithstanding the foregoing provisions, a holder of a Nonqualified Stock Option may not elect any of the methods of satisfying his withholding tax obligation in respect of any exercise if, in the opinion of counsel to the Company, such method would not be in compliance with all applicable laws and regulations.

(d) An Optionholder at any time may elect in writing to abandon an Option in respect of all or part of the number of shares of Common Stock as to which the Option shall not have been exercised.

(e) An Optionholder shall have none of the rights of a stockholder of the Company until the shares of Common Stock covered by the Option are issued to him or her upon exercise of the Option.

9. Stock Appreciation Rights

The Committee may grant SARs pursuant to the Plan, which shall be evidenced by Award Agreements in such form as the Committee shall, from time to time, approve. SARs shall be subject to such terms and conditions as the Committee shall impose, including the following:

(a) The per share exercise price of any SAR under the Plan shall be determined by the Committee at the time of the grant of the SAR, but shall not be less than the Fair Market Value of a share of Common Stock as of the date of the grant of such SAR.

(b) A SAR shall be exercisable on such date or dates, during such period and for such number of shares of Common Stock as shall be determined by the Committee and set forth in the Agreement evidencing the SAR. In the event of a Change in Control, any SAR that is not then fully exercisable, shall become fully exercisable immediately prior to that Change in Control.

(c) A SAR shall entitle the Participant to receive from the Company that number of shares of Common Stock having an aggregate value equal to (or, in the discretion of the Committee, less than) the excess of the Fair Market Value of one share of Common Stock on the exercise date over the exercise price per share specified in the Award Agreement evidencing the SAR times the number of shares called for by the Award Agreement evidencing the SAR. The Committee shall be entitled to cause the Company to settle its obligation, arising out of the exercise of a SAR, by the payment of cash equal to the aggregate Fair Market Value of the shares of Common Stock which the Company would otherwise be obligated to deliver, or partly by the payment of cash and partly by the delivery of Common Stock.

(d) Except as otherwise provided in an applicable Award Agreement, during the lifetime of a Participant, each SAR granted to a Participant shall be exercisable only by the Participant and no SAR shall be assignable or transferable otherwise than by will or by the laws of descent and distribution. The Committee may, in any applicable Award Agreement evidencing a SAR, permit a Participant to transfer all or some of the SAR to (i) the Participant’s Immediate Family Members, or (ii) a trust or trusts solely for the exclusive benefit of such Immediate Family Member and to partnerships in which such Immediate Family Members and/or trusts are the only partners.

(e) Unless otherwise provided in an applicable Award Agreement, in the event that the employment of a Participant with the Company shall terminate for any reason other than retirement with the consent of the Company, Cause, Permanent Disability or death (i) SARs granted to such Participant, to the extent that they were exercisable at the time of such termination, shall remain exercisable until the expiration of 90 days after such termination, or two (2) years after such termination in the case of an Insider, on which date they shall expire, and (ii) SARs granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination; provided, however, that no SAR shall be exercisable after the expiration of its term.

(f) Unless otherwise provided in an applicable Award Agreement, in the event that the employment of a Participant with the Company shall terminate on account of the death or Permanent Disability of the Participant (i) SARs granted to such Participant, to the extent that they were exercisable at the time of such termination, shall remain exercisable until the expiration of one (1) year after such termination, or two (2) years in the case of an Insider, on which date they shall expire, and (ii) SARs granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination; provided, however, that no SAR shall be exercisable after the expiration of its term.

(g) In the event of the termination of a Participant’s employment for Cause, all outstanding SARs granted to such Participant shall expire as of the commencement of business on the effective date of such termination.

10. Terms and Conditions of Restricted Stock and Restricted Stock Unit Awards

(a) Each Award of Restricted Stock or Restricted Stock Units under the Plan shall be evidenced by an Award Agreement between the Participant and the Company in such form as the Committee may approve, which agreement shall be subject to the terms and conditions of this Plan and shall contain such terms and conditions as the Committee shall prescribe.

(b) Restricted Stock may be sold or awarded under the Plan for such consideration as the Committee may determine, including (without limitation) cash, cash equivalents, full-recourse promissory notes, past services and future services; provided, however, that to the extent that an Award consists of newly issued Restricted Stock, the Participant shall furnish consideration with a value not less than the par value of such Restricted Stock in the form of cash equivalents or past services rendered to the Company, as the Committee may determine.

(c) Each award of Restricted Stock or Restricted Stock Units will be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Award Agreement. During any restricted period, the Participant shall not be permitted to sell, transfer, pledge or assign any Restricted Stock awarded under this Plan. In the event of the Participant’s retirement, Permanent Disability or death, or in cases of special circumstances, the Committee in its sole discretion may waive, in whole or in part, any or all remaining restrictions with respect to such Participant’s Restricted Stock. Notwithstanding the foregoing, each Award Agreement shall provide that all Restricted Stock and Restricted Stock Units subject to the agreement shall become fully vested in the event that a Change in Control occurs.

(d) The Committee shall establish the criteria upon which the restriction period shall be based. Restrictions may be based upon either the continued employment of the Participant or upon the attainment by the Company of one or more measures of operating performance, including, but not limited to: revenue, net income, EBITDA, cash flow and financial return ratios.

The Committee shall establish the specific targets for the selected criteria. These targets may be set at a specific level or may be expressed as relative to the comparable measure at comparison companies or a defined index. Performance objectives may be established in combination with restrictions based upon the continued employment of the Participant. These targets may be based upon the total Company or upon a defined business unit.

In cases where objective performance criteria are established, the Committee shall determine the extent to which the criteria have been achieved and the corresponding level to which restrictions will be removed from the Award or the extent to which a Participant’s right to receive an Award should be lapsed in cases where the performance criteria have not been met and shall certify these determinations in writing. The Committee may provide for the determination of the attainment of such restrictions in installments where deemed appropriate.

(e) The amount payable to a Participant upon vesting of a Restricted Stock Unit shall be the amount of the bookkeeping credit with respect to such Restricted Stock Unit as of the date of vesting. Such amount shall be paid in cash or in Common Stock to the Participant at the time of vesting; provided that, in the discretion of the Committee, such amount may be paid after vesting in accordance with the Company’s regular payroll practices as long as the payment is not made later than the 15th day of the third calendar month following the vesting date.

(f) The holders of Restricted Stock awarded under the Plan shall have the same voting, dividend and other rights as the Company’s other stockholders. An Award Agreement, however, may require (i) that dividends be in the form of additional Restricted Stock subject to the same conditions and restrictions as the Restricted Stock with respect to which the dividends are paid or (ii) that any cash dividends be subject to the same conditions and restrictions as the Award with respect to which the dividends were paid.

(g) When an Award of Restricted Stock is granted hereunder, the Company shall issue uncertificated shares in book entry form in respect of such Restricted Stock, which shall be registered in the name of the Participant and shall be accompanied by an appropriate restrictive transfer instruction and stop transfer order on the books of the Company’s transfer agent similar to the following:

“The transferability of these shares is subject to the terms and conditions (including forfeiture) of a Restricted Stock Agreement entered into between the registered owner and QuadraMed Corporation. A copy of such agreement is on file in the offices of the Secretary of the Corporation.”

(h) Upon the request of the Participant, certificate or certificates shall be issued in respect of such Restricted Stock, which shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award similar to the following:

“The transferability of the shares represented by this certificate is subject to the terms and conditions (including forfeiture) of a Restricted Stock Agreement entered into between the registered owner and QuadraMed Corporation. A copy of such agreement is on file in the offices of the Secretary of the Corporation.”

(i) In order to enforce the restrictions, terms and conditions that may be applicable to a Participant’s shares of Restricted Stock, the Committee may require the Participant (i) upon the receipt of uncertificated shares in book entry form, or at any time thereafter, to permit the shares to be held at the Company’s transfer agent in book entry form, or (ii) upon the receipt of a certificate or certificates representing such shares, or at any time thereafter, to deposit such certificate or certificates, together with stock powers and other instruments of transfer, appropriately endorsed in blank, with the Company or an escrow agent designated by the Company under an escrow agreement in such form as by the Committee shall prescribe.

11. Non-Employee Director Option Grant Program

(a) Option Terms

1. Grant Dates. Nonqualified Stock Option grants under the Non-Employee Director Option Grant Program shall be made on the dates specified below:

A. Each individual who is first elected or appointed as a non-employee Board member at any time shall automatically be granted, on the date of such initial election or appointment, a Nonqualified Stock Option to purchase 46,000 shares of Common Stock (the “Initial Grant”), provided, that the individual has not previously been in the employ of the Company or any Subsidiary or Affiliate.

B. At each annual meeting of the stockholders beginning with the 2006 annual meeting of the stockholders, each individual who is to continue to serve as a non-employee Board member, whether or not that individual is standing for re-election to the Board at that particular annual meeting, shall automatically be granted a Nonqualified Stock Option to purchase 12,000 shares of Common Stock, provided such individual has not received an Initial Grant under this Non-Employee Director Option Grant Program as of the date of either of the preceding two (2) Annual Stockholder Meetings.

2. Exercise Price.

A. The exercise price per share shall be equal to one hundred percent (100%) of the Fair Market Value per share of Common Stock as of the grant date.

B. The exercise price shall be payable in one or more of the alternative forms authorized under Paragraph 8. Except to the extent the sale and remittance procedure specified thereunder is utilized, payment of the exercise price for the purchased shares must be made on the exercise date.

3. Option Term. Each Option shall have a term of ten (10) years measured from the Option grant date.

4. Exercise and Vesting of Options. The right of a non-employee Board Member to exercise each initial 46,000-share Option grant shall vest as follows: (i) one-half of the Option shares shall vest upon the Participant’s completion of one (1) year of Board service measured from the Option grant date and (ii) the balance of the Option shares shall vest upon the Participant’s completion of his or her second year of Board service measured from such grant date. The right of a non-employee Board Member to exercise a 12,000-share Option grant shall vest in a series of 12 successive equal monthly installments over the Participant’s period of Board service.

5. Termination of Board Service. The following provisions shall govern the exercise of any Options held by the Participant at the time the Participant ceases to serve as a Board member:

A. The Participant shall have a two (2)-year period following the date of the Participant’s cessation of Board service in which to exercise each such option for the number of vested shares of Common Stock for which the Option is exercisable at the time of the Participant’s cessation of Board service.

B. In no event shall the Option remain exercisable after the expiration of the Option term. Upon the expiration of the post-termination exercise period or (if earlier) upon the expiration of the Option term, the Option shall terminate and cease to be outstanding for any vested shares for which the Option has not been exercised. However, the Option shall, immediately upon the Participant’s cessation of Board service for any reason other than death or Permanent Disability, terminate and cease to be outstanding to the extent the Option is not otherwise at that time exercisable for vested shares.

(b) Change In Control

In connection with any Change in Control, the shares of Common Stock at the time subject to each outstanding Option but not otherwise vested shall automatically vest in full so that each such Option shall, immediately prior to the effective date of the Change in Control, become fully exercisable for all of the shares of Common Stock at the time subject to such Option and may be exercised for all or any portion of those shares as fully-vested shares of Common Stock. Each such Option shall remain exercisable for such fully-vested Option shares until the expiration or sooner termination of the Option.

(c) Remaining Terms.

The remaining terms of each Option granted under the Non-Employee Director Option Grant Program shall be the same as the relevant terms in effect for Option grants made under Paragraphs 7 and 8.

12. Cancellation and Rescission of Awards

(a) Unless the Award Agreement specifies otherwise, the Committee may cancel, rescind, suspend, withhold or otherwise limit or restrict any unexpired or unpaid Awards at any time if the Participant is not in compliance with all applicable provisions of the applicable Award Agreement and the Plan, or if the Participant engages in any “Detrimental Activity.” “Detrimental Activity” shall include: (i) the rendering of services for any organization or engaging directly or indirectly in any business which is or becomes competitive with the Company or any Subsidiary or Affiliate, or which organization or business, or the rendering of services to such organization or business, is or becomes otherwise prejudicial to or in conflict with the interests of the Company or any Subsidiary or Affiliate; (ii) the disclosure to anyone outside the Company or any of its Subsidiaries and Affiliates, or the use in other than the Company’s business, without prior written authorization from the Committee, of any confidential information or material, relating to the business of the Company or any of its Subsidiaries and Affiliates, acquired by the Participant either during or after his period of service with the Company; (iii) the failure or refusal to disclose promptly and to assign to the Company, all right, title and interest in any invention or idea, patentable or not, made or conceived by the Participant while employed by or otherwise performing services for the Company, relating in any manner to the actual or anticipated business, research or development work of the Company or any Subsidiary or Affiliate or the failure or refusal to do anything reasonably necessary to enable the Company or any Subsidiary or Affiliate to secure a patent where appropriate in the United States and in other countries; (iv) activity that results in termination of the Participant’s employment for Cause (either as defined herein or in the Participant’s employment agreement with the Company); (v) any attempt directly or indirectly to induce any employee or other person performing services for the Company or any Subsidiary or Affiliate to be employed or perform services elsewhere or any attempt directly or indirectly to solicit the trade or business of any current or prospective customer, supplier or partner of the Company or any Subsidiary or Affiliate; or (vi) any other conduct or act determined to be injurious, detrimental or prejudicial to any interest of the Company or any Subsidiary or Affiliate.

(b) Upon exercise, payment or delivery pursuant to an Award, the Participant shall certify in a manner acceptable to the Committee that he or she is in compliance with the terms and conditions of the Plan. In the event a Participant fails to comply with the provision of paragraphs (a)(i)-(vi) of this Paragraph 12 prior to, or during the six months after, any exercise, payment or delivery pursuant to an Award, such exercise, payment or delivery may be rescinded within two years thereafter. In the event of any such rescission, the Participant shall pay to the Company the amount of any gain realized or payment received as a result of the rescinded exercise, payment or delivery, in such manner and on such terms and conditions as may be required, and the Company shall be entitled to set-off the amount of any such gain against any amount owed to the Participant by the Company.

13. Repurchase of Shares

(a) Unless and to the extent a different repurchase right or obligation is specified in a separate agreement with the Participant, the Common Stock acquired in connection with an Award issued under this Plan shall be subject to a right (but not an obligation) of repurchase by the Company as described in this Paragraph 13. If the Participant transfers any shares of Common Stock, then this Paragraph 13 shall apply to the transferee to the same extent as to the Participant.

(b) If the Company exercises the right of repurchase, it shall pay the Participant an amount equal to the Fair Market Value for each of the shares of Common Stock being repurchased.

14. Amendments and Discontinuance of the Plan; Modification of Awards

(a) The Board shall have the right at any time and from time to time to amend, modify, or discontinue the Plan; provided, however, that, except as provided in subparagraph 6(c), no such amendment, modification, or discontinuance of the Plan shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary to satisfy the requirement of Section 422 of the Code, Section 162(m) of the Code, or any Nasdaq or Stock Exchange listing requirements.

(b) Subject to the terms and conditions of, and within the limitations of the Plan, the Committee may modify, extend or renew Awards under the Plan; provided, however, that the Committee shall not have the authority to (i) amend any Option or SAR to reduce the exercise price of the Option or SAR, (ii) accept the surrender or cancellation of any Options or any SARs and grant new Options or SARs in substitution therefore at an exercise price that is less than the exercise price of the Options or SARs surrendered or cancelled or (iii) otherwise reprice any outstanding Option or SAR. Subject to the foregoing, no amendment of any Award shall be effective to revoke or alter the terms of any valid Award previously granted pursuant to the Plan without the consent of the Participant.

15. Plan Subject to Governmental Laws and Regulations

The Plan and the grant and exercise of Awards pursuant to the Plan shall be subject to all applicable governmental laws and regulations. Notwithstanding any other provision of the Plan to the contrary, the Board may in its sole and absolute discretion make such changes in the Plan as may be required to conform the Plan to such laws and regulations, including but not limited to Section 409A of the Code and all applicable guidance promulgated thereunder.

16. Exclusion From Retirement and Fringe Benefit Computation

No portion of any Award under this Plan shall be taken into account as “wages,” “salary” or “compensation” for any purpose, whether in determining eligibility, benefits or otherwise, under (i) any pension, retirement, profit sharing or other qualified or non-qualified plan of deferred compensation, (ii) any employee welfare or fringe benefit plan including, but not limited to, group insurance, hospitalization, medical, disability and severance programs, or (iii) any form of extraordinary pay including but not limited to bonuses, sick pay, vacation pay, termination indemnities or the like.

17. Non-Guarantee of Employment

Nothing in the Plan or in any Award granted pursuant to the Plan shall be construed as a contract of employment between the Company or any Subsidiary or Affiliate, and selection of any person as a Participant in the Plan will not give that person the right to continue in the employ of the Company or any Subsidiary or Affiliate, the right to continue to provide services to the Company or any Subsidiary or Affiliate or as a limitation of the right of the Company or any Subsidiary or Affiliate to discharge any Participant or any other person at any time.

18. Liability Limited; Indemnification

(a) To the maximum extent permitted by Delaware law, neither the Company, the Board or the Committee nor any of its members, shall be liable for any action or determination made with respect to this Plan.

(b) In addition to such other rights of indemnification that they may have, the members of the Board and the Committee shall be indemnified by the Company to the maximum extent permitted by Delaware law against any and all liabilities and expenses incurred in connection with their service in such capacity.

19. Miscellaneous

(a) The headings in this Plan are for reference purposes only and shall not affect the meaning or interpretation of the Plan.

(b) This Plan shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia, without regard to principles of conflict of laws of any jurisdiction.

(c) All notices and other communications made or given pursuant to this Plan shall be in writing and shall be sufficiently made or given if delivered or mailed, addressed to the Participant at the address contained in the records of the Company or to the Company at the principal executive offices of the Company.

20. Duration of the Plan

No Award shall be granted pursuant to the Plan after the tenth anniversary of the date the Plan was originally approved by the stockholders of the Company.

As amended and approved by the stockholders of QuadraMed Corporation on June 7, 2007, as amended by the Board of Directors of QuadraMed Corporation on August 8, 2007, and as amended and approved by the stockholders of QuadraMed Corporation on June 5, 2008.